                                                                    Exhibit 99.2


LINCOLN ELECTRIC CHAIRMAN AND CEO ANTHONY MASSARO
TO RETIRE IN MAY 2005

         CLEVELAND, Ohio, October 17, 2003 - Lincoln Electric Holdings, Inc. (Nasdaq: LECO) announced today that its Chairman and Chief Executive Officer, Anthony A. Massaro, intends to retire from the Company in May 2005.
         "Today, Lincoln Electric is in the strongest position of its long and successful history," Mr. Massaro said. "We are the worldwide leader in the arc welding industry; we have the most complete and dynamic product line in our industry; we have a very strong and experienced global management team; we have expanded our global presence to take advantage of long-term growth opportunities; and we have a very strong balance sheet. This is a good time in the succession process, and I will work closely with the Board to ensure a seamless and successful transition. I had always intended to retire when I reached 60, but the Board asked me to stay on for an additional year to facilitate the succession."
         As part of its ongoing planning, the Board of Directors has asked a representative cross-section of its members to evaluate qualified CEO candidates. This committee will be chaired by Harold L. Adams, former Chairman and Chief Executive Officer of RTKL Associates Inc. Other Directors serving on the committee are Kathryn Jo Lincoln, Henry L. Meyer III, Ranko Cucuz, and Hellene S. Runtagh.
         "Tony Massaro has provided outstanding leadership to Lincoln Electric during a pivotal time in its history," Mr. Adams said. "He has made an enormous contribution in transforming the Company to the global leader in the industry while simultaneously increasing shareholder value."
         In discussing the committee, Mr. Adams added, "We recognize that a primary duty of the Board of Directors is to select a Chief Executive Officer and plan for management succession. It is the Board's responsibility to conduct a thorough evaluation of qualified executive talent (both internal and external) and choose the best candidate to lead Lincoln Electric toward its long-term strategic growth and profitability goals. One such candidate is Chief Operating Officer John Stropki, and he will receive very serious consideration for the CEO position. Our goal is to facilitate a timely leadership transition that allows Tony Massaro to work closely with his successor prior to his retirement in 18 months."
         Mr. Massaro, 59, has been President and CEO of the Company since 1996 and was named Chairman in 1997. He joined the Company in 1993 as Director of International Operations, based in London, England. He is only the sixth Chairman in Lincoln Electric's 108-year existence.

                                     -more-

LINCOLN ELECTRIC CHAIRMAN AND CEO
ANTHONY MASSARO TO RETIRE IN MAY 2005                                       -2-

         Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc-welding systems, plasma and oxyfuel cutting equipment. Headquartered in Cleveland, Ohio, Lincoln has operations, manufacturing alliances and joint ventures in 18 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric, its products and services, visit the Company's Web site at www.lincolnelectric.com.

                                       ###